Exhibit 10.1

THIS SHARE PURCHASE AGREEMENT made effective as of the 3rd day of August, 2020.

B E T W E E N:

DALE ALLAN PETERS, an individual resident in the Turks & Caicos Islands,

(hereinafter called the "Vendor")

OF THE FIRST PART;

- and -

SPHERE 3D CORP., a corporation existing under the laws of the Province of Ontario,

(hereinafter called the "Purchaser")

OF THE SECOND PART.

WHEREAS The Vendor is the registered and beneficial owner of 100 common shares ("Purchased Shares") in the capital of 101250 Investments Ltd., a company existing under the laws of the Turks & Caicos Islands (the "Corporation");

AND WHEREAS the Vendor wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Vendor the Purchased Shares, upon the terms and conditions hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration now paid by each of the Parties (as defined below) hereto to the other (the receipt and sufficiency of which is hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1 -  INTERPRETATION

1.1 Definitions.  In this Agreement unless there is something in the subject matter or context inconsistent therewith, the following terms and expressions will have the following meanings:

(a)  "Agreement" means this Share Purchase Agreement and all instruments supplementing or amending or confirming this Agreement and references to "Article" or "Section" mean and refer to the specified Article or Section of this Agreement;

(b) "Books and Records" means all books and records of the Corporation in respect to its customer, supplier and business operations;

(c) "Closing" means the consummation of the transactions contemplated herein.

(d) "Closing Date" shall have the meaning given in Section 2.9 of this Agreement;

(e) "Corporation" shall have the meaning given in the recitals above;

(f) "Damages" shall have the meaning given in Section 7.2 of this Agreement;

(g) "Direct Claim" shall have the meaning given in Section 7.3(c) of this Agreement;

(h) "Drop Dead Date" shall have the meaning given in Section 8.2 of this Agreement;

(i) "Financial Statements" shall have the meaning given in Section 3.2(g) of this Agreement;

(j) "GAAP" means accounting standards for private enterprises applied on a consistent basis and which are in accordance with the recommendations made from time to time by the Chartered Professional Accountants of Turks & Caicos Islands on the date on which such accounting standards for private enterprises are applied;

(k) "Governmental Authority" means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution;

(l) "Holdback Shares" shall have the meaning given in Section 2.6 of this Agreement;

(m)  "Joint Venture Agreement" shall have the meaning given in Section 3.2(k)(i) of this Agreement;

(n) "Material Adverse Effect" means a material adverse effect on the business, operations, performance, properties, assets, or condition (financial or otherwise) of the Corporation, which could reasonably be considered material having regard to the Corporation;

(o) "Parties" means the Vendor and the Purchaser and "Party" means any one of them;

(p) "Payment Shares" shall have the meaning given in Section 2.4 of this Agreement;

(q) "Resale Restricted Period" shall have the meaning given in Section 2.5 of this Agreement;

(r) "Person" means any individual, partnership, limited partnership, corporation, joint venture, association, joint stock company, trust, unincorporated organization or a government or an agency thereof;

(s) "Purchase Price" shall have the meaning given in Section 2.3 of this Agreement;

(t) "Purchased Shares" shall have the meaning given in the recitals above;

(u) "Sphere 3D Closing Stock Price" shall have the meaning given in Section 2.3 of this Agreement;

(v) "Supplier Agreement" shall have the meaning given in Section 3.2(k)(ii) of this Agreement;

(w) "Survival Period" shall have the meaning given in Section 7.1 of this Agreement; and

(x) "Third-Party Claim" means any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a party to this Agreement.

1.2 Currency.  Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of United States.

1.3 Choice of Law and Attornment.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  The parties agree that the courts based in the City of Toronto in the Province of Ontario will have exclusive jurisdiction to determine all disputes and claims arising between the parties.

1.4 Interpretation Not Affected by Headings or Party Drafting.  The division of this Agreement into articles, sections, paragraphs, subsections and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.5 Number and Gender.  In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a) words in the singular number include the plural and such words shall be construed as if the plural had been used,

(b) words in the plural include the singular and such words shall be construed as if the singular had been used, and

(c) words importing the use of any gender shall include all genders where the context or Party referred to so requires, and the rest of the sentence shall be construed as if the necessary grammatical and terminological changes had been made.

ARTICLE 2 -  PURCHASE AND SALE OF THE PURCHASED SHARES

2.1 Sale of Purchased Shares.  The Vendor hereby sells, assigns and transfers to the Purchaser and the Purchaser hereby purchases from the Vendor, the Purchased Shares.

2.2 Discharge of Interests, etc.  The Vendor hereby remises, releases and forever discharges, in favour of the Purchaser, all right, title and interest of that the Vendor has in or to the Purchased Shares and, for greater certainty, the Vendor hereby specifically and irrevocably agrees that the Purchaser shall be entitled to the benefit of the Purchased Shares whether the share certificate(s) in respect thereof exist and whether such certificate is endorsed for transfer.

2.3 Purchase Price.  The Vendor and the Purchaser hereby agree that the purchase price (the "Purchase Price") for the Purchased Shares is One Million Five Hundred and Sixty Thousand United Stated Dollars (US$1,560,000) in aggregate or US$3.25 per share (the "Sphere 3D Closing Stock Price"), being the closing market price of common stock of Sphere 3D Corp. preceding the date of execution of this Agreement as quoted on the Nasdaq.

2.4 Payment of Purchase Price.  On the Closing Date and following the execution of this Agreement by all of the Parties hereto, the Purchaser shall pay and satisfy, or cause to be paid and satisfied, the Purchase Price by delivery of 480,000 common shares of the Purchaser (the "Payment Shares") duly registered in the name of the Vendor, or as otherwise so directed by the Vendor.

2.5 Resale Restrictions.  All such Payment Shares shall contain an appropriate legend in accordance with the provisions of the Securities Act (Ontario) restricting the resale of the Payment Shares for a period of four (4) months plus one (1) day from the Closing Date, and any additional restrictions as may be required per applicable United States securities laws or otherwise (collectively, the "Resale Restricted Period").  In addition to such Resale Restricted Period or to the extent that any Resale Restricted Period is not applicable, Purchaser agrees that it will not convey or otherwise transfer ownership of any of the Payment Shares to any Person for the six (6) month and one day anniversary of the Closing Date.

2.6 Holdback Shares.  At the Closing, the Purchaser shall holdback and retain 96,000 of the Payment Shares to be held in trust for Vendor and to be paid and transferred to Vendor subject to any required adjustment pursuant to and in accordance with Section 2.7 hereof (the "Holdback Shares").

2.7 Adjustment and Payment of the Holdback Shares.  Purchaser shall pay the Holdback Shares to Vendor without interest, by transfer no later than ten (10) Business Days following the six (6) month anniversary of the Closing Date, less the aggregate amount (calculated based on the Sphere 3D Closing Stock Price) equal to the sum of (i) any pending claims for Damages by Purchaser against Vendor pursuant to the terms of and procedures set forth in Article VII and for which notice of such claim for Damages has been received by Vendor, and (ii) any Damages finally determined to be unpaid but due and payable to Purchaser from Vendor under Article VII.

2.8 Closing.  The Closing shall take place at the offices of Meretsky Law Firm, 121 King Street West, Suite 2150, Toronto, Ontario M5H 3T9 at 10:00 a.m. (Toronto Time) on the Closing Date, or such other date, time and location as may be agreed upon by the Parties.  By agreement of the Parties, the Closing may take place by electronic and facsimile exchange of documents.

2.9 Closing Date.  Closing of the purchase and sale transaction described in this Agreement shall close contemporaneously with the delivery of the Purchased Shares to the Vendor (the "Closing Date").

ARTICLE 3 -  REPRESENTATIONS AND WARRANTIES BY THE VENDOR

3.1 Representations and Warranties Relating to the Vendor.  The Vendor hereby represents and warrants to the Purchaser as follows, and confirms that the Purchaser is relying upon the accuracy of each such representation and warranty in connection with the completion of the transactions contemplated in this Agreement:

(a) Capacity and Execution.  The Vendor has all necessary capacity to enter into this Agreement and to carry out the transactions contemplated herein.  The Agreement has been duly executed by the Vendor.

(b) Governmental Authorization.    The execution, delivery and performance by the Vendor of this Agreement does not require any consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

(c) Ownership of Purchased Shares.  The Purchased Shares are legally and beneficially owned by the Vendor in the amounts set forth in Schedule "C" to this Agreement and the Vendor has the exclusive right and full power and absolute authority to sell, assign and transfer the Purchased Shares and owns the Purchased Shares with good and marketable title, free and clear of all mortgages, liens, charges, pledges, claims, security interests and other encumbrances whatsoever, subject to and as set out in Schedule "C". The Purchased Shares represents all of the securities of the Corporation that are registered or owned, directly or indirectly, by the Vendor.

(d) No Other Purchase Agreements. No person, firm or corporation has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment for the acquisition from the Vendor of the Purchased Shares.

(e) Bankruptcy Status. The Vendor is not insolvent, has not committed an act of bankruptcy, has not proposed a compromise or arrangement to its creditors generally, has not had any petition or a receiving order in bankruptcy filed against him, has not taken any proceeding with respect to a compromise or arrangement, has not taken any proceeding to have himself declared bankrupt, has not taken any proceeding to have a receiver appointed of any part of his assets, has not had any encumbrancer take possession of any of its property, and has had any execution or distress become enforceable or become levied upon any of its property.

(f) Legal Proceedings.  No suits, actions or legal proceedings of any sort are pending or are threatened which would restrain or otherwise prevent, in any manner, the Vendor from effectually and legally transferring the Purchased Shares to the Purchaser free and clear of any and all claims, liens, security interests and encumbrances pursuant to this Agreement, nor are there any suits, actions or other legal proceedings pending or threatened, the effect of which would be to make the Purchaser or the Vendor liable for damages, to divest title to the Purchased Shares, or to cause a lien to attach to the Purchased Shares, and the Vendor has no knowledge of any claims which could give rise to such a suit, action or legal proceeding.

(g) Family Law Matters. Without limiting the generality of any other representation contained herein, there are no outstanding claims made or being asserted against any Person under any family law legislation of any province which would in any way prevent the transfer of the Purchased Shares to the Purchaser or encumber or interfere with the Purchaser receiving full and absolute title to the Purchased Shares free and clear of any claim of any kind made by any Person pursuant to any such family law legislation.

3.2 Representations and Warranties Relating to the Corporation.  The Vendor hereby represents and warrants to the Purchaser as follows, and confirms that the Purchaser is relying upon the accuracy of each such representations and warranties in connection with the completion of the transaction contemplated in this Agreement:

(a) Subsisting Corporation and Qualification.  The Corporation has been duly incorporated and is validly subsisting and in good standing as a corporation under the laws of the Turks & Caicos Islands and is duly qualified to carry on its business in each jurisdiction in which the nature of its business requires qualification.  The Corporation has no subsidiaries.

(b) Capitalization.  The authorized equity capital of the Corporation consists of 5,000 common shares of which 100 common shares are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares in the capital of the Corporation have been duly authorized and validly issued as fully paid and non-assessable shares. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contractual or otherwise) obligating the Corporation to issue or sell any of its shares or securities or obligations of any kind convertible into or exchangeable for shares or other securities of the Corporation. There are no dividends which have accrued or been declared but are unpaid on any of the Corporation's shares or other equity interests of the Corporation.  The Vendor confirms that it is the registered and beneficial owner of the Purchased Shares as set forth in Riders, which were issued in compliance with applicable laws and were not issued in violation of any agreement, arrangement or commitment to which Vendor is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

(c) Authority.  All necessary corporate approvals will have been passed on the Closing Date to transfer the Purchased Shares from the Vendor to the Purchaser and to consummate the transactions set forth in this Agreement.

(d) Title to Assets.  The Corporation has good title to, or the right to use, its assets, free and clear of all liens and encumbrances.

(e) Compliance with Laws.  The Corporation is not in default under any applicable law, except where default thereunder, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) No Conflicts or Consents.  The execution, delivery and performance of this Agreement by the Corporation will not violate, or conflict with, or result in a material breach of any provision of, or constitute a default under, or result in the acceleration of, or create in any party the right to accelerate, terminate or cancel, any contract or agreement to which the Corporation is a party.

(g) Financial Statements.

(i) The Vendor was incorporated on November 7, 2019 and there is limited financial statements available.

(ii) All accounts receivable recorded on the financial accounting system are valid, due and payable; no right of set-off or counterclaim exists with respect to those accounts receivable; and subject to reserves determined as hereinafter described, all those accounts receivable are fully collectible. The reserves taken for doubtful or bad accounts as shown on the Financial Statements and in the Books and Records of the Corporation have been determined on a basis consistent with past practice of the Corporation and consistent with the accounting procedures used by the Corporation in previous fiscal periods. There is no circumstance of which the Corporation is aware that would indicate that such reserves are not adequate.

(h) No Liabilities or Indebtedness.  The Corporation does not have any liabilities, indebtedness or other commitments that may give rise to any liabilities, either contingent, accrued or otherwise as of the date hereof, except trade payables and deferred revenue, as reflected in the Financial Statements and incurred subsequent thereto in the ordinary course of business.

(i)   Intellectual Property.  The Corporation owns, directly and exclusively, all right, title and interest in and to all intellectual property used in its business with a good and marketable title, free and clear of all liens, encumbrances or any other rights of others, save and except for third party software.

(j) Good Title to Corporation Assets. The Corporation owns all of the Corporation's assets with good and marketable title, free and clear of all mortgages, liens, charges, pledges, claims, security interests and other encumbrances whatsoever, and no Person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment for the acquisition from the Corporation of any of the Corporation's assets.

(k) Material Contacts

(i) A true and complete original or copy of a Strategic Cooperation Agreement dated May 26, 2020 with Rainmaker Worldwide Inc. and any amendments thereto (the "Joint Venture Agreement") have been delivered to Purchaser, a copy of which is attached hereto as Schedule "A".  The Joint Venture Agreement is (1)  a valid and binding agreement of the Corporation and, to the knowledge of Vendor, each other party thereto, enforceable in accordance with its respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles; (2) in full force and effect and no material default or breach exists in respect thereof on the part of the Corporation, and to the knowledge of the Vendor, any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach; (3) has not been cancelled, terminated or otherwise materially altered, or to best knowledge of the Vendor, there is no reason to believe that there will be any such change as a result of the transactions contemplated by this Agreement, (4) does not contain any penalty provisions, refund rights or similar provisions; and (5) is assignable by the Corporation in the ordinary course of business to the Purchaser; and

(ii) A true and complete original or copy of the Letter of Intent with Mountbatten Holdings Ltd. dated May 17, 2020 and any amendments thereto (the "Supplier Agreement") have been delivered to Purchaser, a copy of which is attached hereto as Schedule "B".  The Joint Venture Agreement is (1)  a valid and binding agreements of the Corporation and, to the knowledge of Vendor, each other party thereto, enforceable in accordance with its respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles; (2) in full force and effect and no material default or breach exists in respect thereof on the part of the Corporation, and to the knowledge of the Vendor, any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach; (3) has not been cancelled, terminated or otherwise materially altered, or to best knowledge of the Vendor, there is no reason to believe that there will be any such change as a result of the transactions contemplated by this Agreement, (4) does not contain any penalty provisions, refund rights or similar provisions; and (5) is assignable by the Corporation in the ordinary course of business to the Purchaser.

(l) Absence of Certain Changes or Events.  Since December 31, 2019, there has not been any Material Adverse Change in the condition of the Corporation and no such Material Adverse Change is pending or, to the knowledge of the Vendor, threatened. Without limiting the generality of the foregoing, the Corporation has not:

(i) made any material change in the operations or in the manner of conducting its business;

(ii) acquired, sold, leased or otherwise disposed of or transferred any assets other than in the ordinary course of its business (excluding any lease of real property);

(iii) entered into any transaction of any kind other than in the ordinary course of its business, including without limitation any loans to third parties or investments (direct or indirect) in non-business related assets;

(iv) suffered any event, violation or other matter that could reasonably be expected to have a Material Adverse Effect or suffered any material casualty loss;

(v) sold, transferred or leased any property or assets to, or entered into or amended any transactions, agreements arrangements with any of the shareholders, directors, officers or employees of the Corporation, except for the reimbursement of business expenses in the ordinary course of business consistent with past practice;

(vi) made or proposed any change in the accounting or tax principles, practices or methods in respect of the business of the Corporation, except for such changes which are required by GAAP or any applicable laws;

(m) Taxes.  The Corporation has duly and timely filed its tax returns with the appropriate governmental authority and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon. No such tax returns have been amended.  The Corporation has paid or made adequate provision for the payment of all taxes which are due and payable by it, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such taxes except for charges, fees or dues which are not material in amount, not delinquent or if delinquent are being contested in good faith, and in respect of which non-payment would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(n) Employees.

(i) all liabilities in respect of employees of the Corporation (including vacation pay or vacation credits, which have been accrued on the books and records of the Corporation) have or shall have been paid to the Closing Date, including premium contributions, remittance and assessments for employment insurance, medical services plan premiums, person plans, income tax, workers' compensation and any other employment related legislation, accrued wages, taxes, salaries, commissions and employee benefit plan payments;

(ii) all bonuses, commissions and other emoluments relating to the business carried on by the Corporation and its employees are accurately reflected in the Financial Statements and/or have been accrued in the Books and Records;

(iii) no employee of the Corporation shall be entitled to receive on termination (for any reason or in any manner) an amount which exceeds the statutory minimum under the provisions of existing employment law in Turks & Caicos Islands and any similar legislation to which employees of the Corporation may be subject;

(iv) no employee of the Corporation is on a leave of absence, disability or layoff status.

(o) Absence of Litigation.  There are no actions, suits or proceedings pending or, to its knowledge, threatened against or affecting the Corporation which could reasonably be expected to have a Material Adverse Effect and there is not presently outstanding against the Corporation any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator.

ARTICLE 4 -  COVENANTS OF THE VENDOR

4.1 The Vendor hereby covenants and agrees that, upon the execution of this Agreement, it will cause to be done the following:

(a) cause all necessary steps and proceedings to be taken to permit the Purchased Shares to be duly and regularly transferred to the Purchaser;

(b) to deliver certificate(s) representing the Purchased Shares duly endorsed for transfer to the Purchaser;

(c) deliver all consents, if any, required pursuant to this Agreement (including, without limitation, the Joint Venture Agreement and the Supplier Agreement) which require execution by the Corporation; and

(d) deliver the minute book of the Corporation.

ARTICLE 5 -  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1 The Purchaser hereby represents and warrants to the Vendor as follows and confirms that the Vendor is relying upon the accuracy of each such representations and warranties in connection with the completion of the transactions contemplated in this Agreement:

(a) Accredited Investor.  The Purchaser is purchasing as principal, and is an "accredited investor" within the meaning of subsection (m) of that definition as set out at Section 1.1 of National Instrument 45-106 of the Canadian Securities Administrators, being a person, other than an individual or investment fund, that has net assets of at least $5,000,000, as shown on its most recently prepared financial statements, and that was not formed for the sole purpose of making a representation to this effect in order to qualify as an accredited investor.

(b) Canadian Status.  The Purchaser is not "non-Canadian" within the meaning of the Investment Canada Act.

(c) Legal Proceedings.  No suits, actions or legal proceedings of any sort are pending or are threatened which would restrain or otherwise prevent, in any manner, the Purchaser from effectually and legally purchasing the Purchased Shares from the Vendor pursuant to this Agreement, nor are there any suits, actions or other legal proceedings pending or threatened, the effect of which would be to make the Purchaser or the Vendor or any of them liable for damages, and the Purchaser has no knowledge of any claims which could give rise to such a suit, action or legal proceeding.

(d) Residency. The Purchaser is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

ARTICLE 6 -  COVENANTS OF THE PURCHASER

6.1 The Purchaser hereby covenants that, upon the execution of this Agreement by all of the parties hereto, the Purchaser will:

(a) execute all assignments and documents delivered pursuant to this Agreement which require execution by the Purchaser;

(b) use all reasonable commercial efforts to satisfy the Conditions of the Purchaser set forth in Section 8.1; and

(c) deliver to the Vendor the Payment Shares in accordance with the provisions of Section 2.4, save and except for the Holdback Shares which will be delivered in accordance with the provisions of Section 2.6.

ARTICLE 7 -  SURVIVAL AND INDEMNIFICATION

7.1 Survival. Notwithstanding the right of the Purchaser to fully investigate the affairs of the Corporation or any other Party and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, the Vendor and the Purchaser shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Party hereto contained in this Agreement.  Subject to the limitations hereinafter set forth, the representations and warranties of the Parties contained in this Agreement shall survive the closing of the transaction as follows:

(a) the representations and warranties set out in Section 3.1 (Representations and Warranties Relating to the Vendor) shall continue in full force and effect from and after the said closing of the transaction, indefinitely.

(b) the representations and warranties set out in Section 3.2 (Representations and Warranties Relating to the Corporation) shall continue in full force and effect for a period of two years after the Closing Date, provided that the representations and warranties set out in Section 3.2(m) (Tax Information) shall survive closing of the transaction and shall continue in full force and effect until, but not beyond 30 days following the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties under applicable tax legislation in respect of any taxation year to which such representations and warranties extend could be issued under such tax legislation to the Corporation provided the Corporation did not file any waiver or other document extending such period.

Notwithstanding the foregoing, a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

The above periods are collectively referred to as the "Survival Period".

7.2 Indemnity of the Vendor.  During the Survival Period (or provided notice of a claim for damages was provided prior the expiration of the Survival Period), the Vendor hereby agrees to indemnify the Purchaser against and to protect, save and keep harmless the Purchaser and its current and former directors, officers, agents and employees from and to assume liability for, payment of all any and all claims, demands, debts, suits, actions, obligations, proceedings, losses, damages, injuries, liabilities, deficiencies, costs and expenses (including without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively, "Damages") that may be incurred or suffered by the Purchaser as a consequence of or in connection with: (i) any inaccuracy or breach of any representation or warranty contained in Article 3; and (ii) any breach of or failure by Vendor to comply with or perform any agreement or covenant contained in this Agreement.  Notwithstanding the foregoing, the maximum collective liability of the Vendor herein shall not exceed the amount of the Purchase Price.

7.3 Procedures.

(a) If the Purchaser receives notice of the assertion or commencement of any Third-Party Claim against the Corporation for which the Vendor is obligated to provide indemnification under this Agreement, the Purchaser will give the Vendor reasonably prompt written notice thereof, but in any event not later than ten (10) days after receipt of such written notice of such Third-Party Claim.  Such notice by the Purchaser will describe the Third-Party Claim in reasonable detail, will include copies of all available material, written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Vendor.  The Vendor will have the right to participate in, or, by giving written notice to the Purchaser, to assume, the defense of any Third-Party Claim at the Vendor's own expense and by the Vendor's own counsel (reasonably satisfactory to the Purchaser), and the Vendor will cooperate in good faith in such defense.

(b) If, within ten (10) days after giving notice of a Third-Party Claim to the Vendor pursuant to Section 7.3(a), the Purchaser receives written notice from the Vendor that the Vendor has elected to assume the defense of such Third-Party Claim as provided in the last sentence of Section 7.3(a), the Vendor will not be liable for any legal expenses subsequently incurred by the Purchaser in connection with the defense thereof; provided, however, that if the Vendor fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten (10) days after receiving written notice from the Purchaser that the Purchaser reasonably believes the Vendor has failed to take such steps or if the Vendor has not undertaken fully to indemnify the Purchaser in respect of all Damages relating to the matter, the Purchaser may assume its own defense and the Vendor will be liable for all reasonable costs and expenses paid or incurred in connection therewith.  Without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, the Vendor will not enter into any settlement of any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the Purchaser for which the Purchaser is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Purchaser, or does not include an unconditional release of the Purchaser.  If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Purchaser for which the Purchaser is not entitled to indemnification hereunder and the Vendor desires to accept and agree to such offer, the Vendor will give written notice to the Purchaser to that effect.  If the Purchaser fails to consent to such firm offer within five (5) days after its receipt of such notice, the Purchaser may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Vendor to the Purchaser as to such Third-Party Claim will not exceed the amount of such settlement offer.  The Purchaser will provide the Vendor with reasonable access during normal business hours to books, records and employees (if still in their employ) of the Purchaser necessary in connection with the Vendor's defense of any Third-Party Claim which is the subject of a claim for indemnification by the Purchaser hereunder.

(c) Any claim by the Purchaser against the Vendor on account of Damages which does not result from a Third-Party Claim (a "Direct Claim") will be asserted by giving the Vendor reasonably prompt written notice thereof, but in any event not later than ten (10) days after the Purchaser becomes aware of such Direct Claim.  Such notice by the Purchaser will describe the Direct Claim in reasonable detail, will include copies of all available material, written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Purchaser.  The Vendor will have a period of thirty (30) days after receipt thereof within which to respond in writing to such Direct Claim.  If the Vendor does not respond in writing within the thirty (30) day period, the Vendor will be deemed to have rejected such Direct Claim and the Purchaser will be free to pursue remedies available to the Vendor on the terms and subject to the provisions of this Agreement.

(d) A failure to give timely notice or to include any specified information in any notice as provided in Section 7.3(a), 7.3(b) or 7.3(c) will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

7.4 Treatment of Indemnification Payments.

(a) Any amount paid by Vendor under Section 7.2 will be treated as an adjustment to the Purchase Price.

(b) Payment of any Damages by the Vendor to the Purchaser due and payable, as finally determined, under this Agreement shall first be applied as a reduction from the Holdback Shares, calculated based on an ascribed price equal to the Sphere 3D Closing Stock Price, and if there are no Holdback Shares remaining, the Vendor shall satisfy such Damages by way of certified cheque, wire transfer or other form of immediately available funds to the Purchaser.

ARTICLE 8 -  CONDITIONS AND TERMINATION

8.1 Conditions of the Purchaser.  The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or waiver by Purchaser) of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of the Vendor and the Corporation set forth in this Agreement shall be true and correct in all material respects (except those qualified by materiality or material adverse effect, which shall be true and correct in all respects) as of the Closing Date.

(b) No Injunction, etc.  No provision of any applicable law and no judgment, injunction, order or decree of any Governmental Authority shall be in effect which shall prohibit the consummation of the Closing.

(c) No Governmental Proceedings.  No action, suit or proceeding challenging this Agreement or the transactions contemplated hereby or thereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking material damages shall have been instituted or threatened by any Governmental Authority and be pending.

(d) Regulatory Approval.  Receipt of all necessary regulatory approvals relating to the transaction of purchase and sale contemplated by this Agreement. In particular, Nasdaq shall have granted conditional and final approval in connection with or related to the transactions contemplated by this Agreement, including the issuance of the Payment Shares, on terms consistent with the transactions set forth herein.

(e) Due Diligence.  Purchaser shall have completed its due diligence investigation of the Corporation to Purchaser's reasonable satisfaction.

(f) Merger Agreement with Rainmaker Worldwide Inc.  Purchaser shall have entered into a definitive Merger Agreement ("Merger Agreement") with Rainmaker Worldwide Inc. ("Rainmaker"), a Nevada company and S3D Nevada Inc. ("S3D"), a wholly-owned subsidiary of the Corporation, whereby S3D Nevada will merge with Rainmaker on terms more particular set forth in the Merger Agreement.

8.2 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Vendor and Purchaser;

(b) by Purchaser by written notice to Vendor if: (i) Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Vendor pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.1 and such breach, inaccuracy or failure cannot be cured by Vendor by September 15, 2020 (the "Drop Dead Date"); or (ii) any of the conditions set forth in Section 8.1 shall not have been satisfied (or otherwise waived by the Purchaser) by the Drop Dead Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Purchaser if any of the conditions set forth in Section 8.1 shall not have been satisfied (or otherwise waived by the Vendor) by the Drop Dead Date, unless such failure shall be due to the failure of Vendor to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Purchaser or Vendor in the event that: (i) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable.

ARTICLE 9 -  GENERAL

9.1 Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand; (b) when received (or refused) by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Unless hand-delivered, such communications must be sent to the respective parties at the following addresses (or at such other address for a party as may be specified in a notice given in accordance with this Section 9.1):

If to the Vendor: 101250 Investments Ltd.

c/o O Meridian Trust Company Ltd.

Le Vele Plaza, 2nd floor

Grace Bay, Providenciales

Turks & Caicos Islands

Attention: Dale Allan Peters

Facsimile: N/A

Email: da

 with a copy to: Geordins LLP

 (which shall not PO Box 926

 constitute notice) Unit B201, Regent Village

Grace Bay, Providenciales

Turks & Caicos Islands

Attention: George C. Missick, Esq.

 Facsimile: N/A

 Email: gmissick@geordins.com

 If to Purchaser: Sphere 3D Corp.

895 Don Mill Road

Building 2, Suite 900

Toronto, Ontario, M3C 1W3, Canada

Attention:  Peter Tassiopoulos, Chief Executive Officer

Facsimile: N/A

Email:  Peter.Tassiopoulos@sphere3d.com

 with a copy to: Meretsky Law Firm

(which shall not 121 King Street West, Suite 2150

constitute notice) Toronto, Ontario M5H 3T9

Attention:  Jason D. Meretsky

Facsimile: (416) 943-0811

Email: jason@meretsky.com

9.2 Expenses.  Each Party shall be responsible for its own costs and expenses, including legal and accounting fees, relating to this Agreement and the transactions herein contemplated.

9.3 Further Assurances.  Each Party hereto hereby covenants and agrees that at any time and from time to time after the completion of the transactions contemplated herein, it will, upon the request of the other, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the carrying out and performance of all the terms of this Agreement.

9.4 Counterparts.  This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or telecopy shall be deemed to be the equivalent of the delivery of an original executed copy thereof.

9.5 Successors and Assigns.  This Agreement shall be binding upon and enure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.  Nothing herein, express or implied, is intended to confer upon any person, other than the Parties hereto and their respective heirs, executors, administrators, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.6 Entire Agreement.  This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

9.7 Waiver.  Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition hereof at any time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such Party.

9.8 Amendments.  No modification or amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

9.9 Completion of the Transactions.  The completion of the transactions contemplated herein shall take place contemporaneously with the execution of this Agreement.

9.10 Acknowledgement.  Each Party acknowledges that it has retained separate legal representation in connection with the execution of this Agreement and consummation of the transactions set forth herein.

9.11 Time of Essence.  Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

[Signature page to follow]

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day first written above.

/s/ Witness	/s/ Dale Allan Peters
Witness	Dale Allan Peters

SPHERE 3D CORP.

Per: /s/ Peter Tassiopoulos
 Peter Tassiopoulos

Chief Executive Officer

Schedule "A"

Joint Venture Agreement

Schedule "B"

Supplier Agreement

Schedule "C"

Ownership of Purchased Shares

Dale Allan Peters, an individual resident in the Turks & Caicos Islands, is the registered owner of 100% of the outstanding capital of 101250 Investments Ltd., being 100 common shares.  These shares are beneficially owned as to: (i) 62.5 common shares by Dale Allan Peters directly, and (ii) 37.5 common shares are held by Dale Allan Peters, as bare trustee, for and in favour of Greenfield Investments Ltd. ("Greenfield").

Greenfield and Dale Allan Peters have entered into a Trustee Agreement dated June 12, 2020 (the "Trust Agreement"), pursuant to which Mr. Peters has agreed to act as bare trustee over all the shares of the Corporation owned beneficially by Greenfield.  A true and correct copy of the Trust Agreement is attached hereto and forms part of Schedule "C" which Trust Agreement has not been amended.

Greenfield is aware and has consented to the transactions set out in this Agreement.  A true and correct copy of an authorizing unanimous resolution of the board of directors of Greenfield dated July 30, 2020 is attached hereto and forms part of Schedule "C", which resolution has not been amended.